As filed with the Securities and Exchange Commission on May 21, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

FIRST INTERNET BANCORP

(Exact name of registrant as specified in its charter)

Indiana	20-3489991
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

8888 Keystone Crossing, Suite 1700, Indianapolis, Indiana 46240
(Address of Principal Executive Offices) (Zip Code)

FIRST INTERNET BANCORP 2013 eQUITY INCENTIVE PLAN

FIRST INTERNET BANCORP DIRECTORS' DEFERRED STOCK PLAN

(Full title of the plans)

Kay E. Whitaker

Senior Vice President-Finance, Chief Financial Officer and Secretary

8888 Keystone Crossing, Suite 1700

Indianapolis, Indiana 46240

(Name and address of agent for service)

(317) 532-7900

(Telephone number, including area code, of agent for service)

Copy to:

David C. Worrell

Faegre Baker Daniels LLP

600 East 96th Street, Suite 600

Indianapolis, Indiana 46240

(317) 569-9600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated Filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, without par value, to be issued under the 2013 Equity Incentive Plan	500,000	(1)	$26.280	(2)	$13,140,000	(2)	$1,792.30
Common Stock, without par value, to be issued under the Directors' Deferred Stock Plan	46,876	(3)	$26.280	(2)	$1,231,901	(2)	$168.04

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also registers additional shares of Common Stock as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, and similar transactions in accordance with the anti-dilution provisions of the First Internet Bancorp 2013 Equity Incentive Plan. The number of shares of Common Stock registered does not reflect the three-for-two stock split declared on May 20, 2013 that will be paid on June 21, 2013 to shareholders of record as of June 7, 2013.

(2)	Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(c) and (h) under the Securities Act using the average of the high and low sales prices of the Common Stock as quoted on the Nasdaq Capital Market on May 17, 2013, which was $26.28 per share.

(3)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also registers additional shares of Common Stock as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, and similar transactions in accordance with the anti-dilution provisions of the First Internet Bancorp Directors' Deferred Stock Plan. The number of shares of Common Stock registered does not reflect the three-for-two stock split declared on May 20, 2013 that will be paid on June 21, 2013 to shareholders of record as of June 7, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act") and Note 1 to Part I of Form S-8, this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this registration statement as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

The following documents heretofore filed by First Internet Bancorp (the "Registrant") with the Commission are incorporated by reference in this registration statement:

(1)	The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2012

(2)	The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013; and

(3)	The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 10 filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (File No. 001-35750) filed with the Commission on November 30, 2012, including any subsequently filed amendment or report updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Nothing in this registration statement shall be deemed to incorporate information furnished but not filed on Form 8-K.

The Registrant will promptly provide without charge to each person to whom a prospectus is delivered a copy of any or all information that has been incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) upon the written or oral request of such person directed to the Corporate Secretary of the Registrant at its principal offices, 8888 Keystone Crossing, Suite 1700, Indianapolis, Indiana 46240, telephone (317) 532-7900.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Chapter 37 of the Indiana Business Corporation Law (the "IBCL") authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with proceedings to which the officers or directors are made a party by reason of their relationship to the corporation. Officers and directors may be indemnified where they have acted in good faith, which means, in the case of official action, they reasonably believed the conduct was in the corporation’s best interests, and in all other cases, they reasonably believed the action taken was not against the best interests of the corporation, and in the case of criminal proceedings they had reasonable cause to believe the action was lawful or there was no reasonable cause to believe the action was unlawful. Chapter 37 also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful, on the merits or otherwise, in the defense of any such proceeding against reasonable expenses incurred in connection with the proceeding. A corporation may also, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding. Chapter 37 states that the indemnification provided for therein is not exclusive of any other rights to which a person may be entitled under the articles of incorporation, by-laws or resolutions of the board of directors or shareholders.

 The Registrant's Articles of Incorporation provide for indemnification of its directors against any judgments, settlements, penalties, fines, other liabilities and reasonable expenses that they may incur, excepting only for liabilities or expenses incurred in matters as to which the indemnified person is adjudged to have committed gross misconduct or fraud.

The Registrant maintains directors’ and officers’ liability insurance policies, which insure against liabilities that directors or officers may incur in such capacities. These insurance policies may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities, including reimbursement of expenses incurred, arising under the securities laws or otherwise.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The list of Exhibits is incorporated herein by reference to the Index of Exhibits.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person against the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on May 21, 2013.

FIRST INTERNET BANCORP

By:	/s/ David B. Becker
David B. Becker
Chief Executive Officer, President and Chairman

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in their respective capacities and on the respective dates indicated opposite their names. Each person whose signature appears below hereby authorizes each of David B. Becker and Kay E. Whitaker, each with full power of substitution, to execute in the name and on behalf of such person any post-effective amendment to this registration statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this registration statement as the Registrant deems appropriate, and appoints each of David B. Becker and Kay E. Whitaker, each with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this registration statement and to file the same, with exhibits thereto, and other documents in connection therewith.

Signature	Title	Date

/s/ David B. Becker	Chief Executive Officer, President, Chairman	May 21, 2013
David B. Becker	and Director (Principal Executive Officer)

/s/ Kay E. Whitaker	Senior Vice President-Finance, Chief Financial	May 21, 2013
Kay E. Whitaker	Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)

/s/ John K. Keach, Jr.	Director	May 21, 2013
John K. Keach Jr.

/s/ David R. Lovejoy	Director	May 21, 2013
David R. Lovejoy

/s/ Ann S. Murtlow	Director	May 21, 2013
Ann S. Murtlow

	Director	May __, 2013
Ralph R. Whitney

	Director	May __, 2013
Jerry Williams

/s/ Jean L. Wojtowicz	Director	May 21, 2013
Jean L. Wojtowicz

INDEX OF EXHIBITS

Exhibit No.	Description of Exhibit

4.1	Articles of Incorporation of First Internet Bancorp (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form 10 filed on November 30, 2012 ("Form 10"), SEC File No. 001-35750).

4.2	By-Laws of First Internet Bancorp (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2012, SEC File No. 001-35750).

4.3	First Internet Bancorp 2013 Equity Incentive Plan (incorporated by reference to Appendix A to the Registrant's Definitive Proxy Statement on Schedule 14A filed April 9, 2013).

4.4	First Internet Bancorp Directors' Deferred Stock Plan (incorporated by reference to Exhibit 10.2 to the Form 10).

5.1	Opinion of Faegre Baker Daniels LLP.

23.1	Consent of BKD, LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Faegre Baker Daniels LLP (included in Exhibit 5.1).

24	Powers of Attorney (included on the signature page of this Registration Statement).